Exhibit 99.2

Pro forma effects of the transaction

On July 18, 2019, Ideanomics, Inc. (the “Company”) entered into an Acquisition Agreement (“Glory Agreement”) to purchase a 34% interest in Glory Connection Sdn. Bhd. (“Glory Connection”), a Malaysian Company, from its shareholder Beijing Financial Holding Limited, a Hong Kong registered company, for the consideration of 12,190,000 restricted common shares of Ideanomics (IDEX), representing $24.4 million at $2.00 per share. As part of this transaction, the Company was also granted an option to purchase 40% of interest in Bigfair Holdings Limited (“Bigfair”) from its shareholder Beijing Financial Holding Limited for an exercise price of $13.2 million in the form of common shares of Ideanomics. Bigfair currently holds a 51% ownership stake in Glory Connection. The option is exercisable from July 18, 2020 to July 19, 2021. If the option was exercised, the Company would have 20.4% indirect ownership in Glory in addition to the 34% direct ownership it already has.

The Company has performed a preliminary valuation analysis and allocated $23,000,000 and $1,380,000 of the consideration transferred to the equity method investment and the call option, respectively. The call option is accounted for as an equity security without readily determinable fair value.

Had the transaction occurred on June 30, 2019, the pro forma balance sheet would have reflected a pro forma adjustment to increase long-term investment by $23,000,000, other non-current assets by $1,380,000 and equity by $24,380,000 (of which $12,190 would have been recorded in Common Stock and $24,367,810 would have been recorded in additional paid-in capital). As of June 30, 2019, pro forma total assets and equity would have been $173,776,651 and $111,338,451, respectively.

Had the transaction occurred on June 30, 2019, the pro forma income statement would have been reflected a pro forma adjustment to increase equity in loss of equity method investees by $(33,879). Pro forma net income attributable to controlling interest would have been $25,184,849 for the six months ended June 30, 2019. Pro forma basic and diluted EPS for the six months ended June 30, 2019 would have remained at $0.24 and $0.22 per share, respectively.

Had the transaction occurred on January 1, 2018, the pro forma income statement would have been reflected a pro forma adjustment to increase equity in loss of equity method investees by $(222). Pro forma net loss attributable to controlling interest would have been $(27,426,578) for the year ended December 31, 2018. Pro forma basic and diluted EPS would have remained at $(0.35) per share.